                                  EXHIBIT 99.1
                            Explanation of Responses

1. Cypress Investments, LLC, a Delaware limited liability company ("Cypress"), directly holds 11,017,213 shares of Class A common stock, par value $0.001 per share ("Class A Common Stock"), of Earthstone Energy, Inc., a Delaware
corporation ("Earthstone").

2. Post Oak Energy Capital, LP, a Delaware limited partnership ("Post Oak"), is the sole managing member of Cypress, and Post Oak Energy Holdings, LLC ("POEH")
is the sole general partner of Post Oak. Therefore, each of Post Oak and POEH may be deemed to beneficially own all of the reported Class A Common Stock that is deemed to be beneficially owned by Cypress. Frost W. Cochran, a Managing
Director of POEH and a founding partner of Post Oak, serves on the Board of
Directors of Earthstone (the "Board"). Solely for purposes of Section 16 of the
Exchange Act, the Reporting Person may be deemed to be directors-by-deputization as a result of the service of Mr. Cochran on the Board.  Post Oak and POEH are filing a separate Form 4 with respect to the shares of Class A Common Stock owned directly by Cypress and another subsidiary.

3. Frost W. Cochran, a Managing Director of POEH and a founding partner of Post
Oak, serves on the Board of Directors of Earthstone (the "Board"). Solely for
purposes of Section 16 of the Exchange Act, the Reporting Persons may be deemed to be directors-by-deputization as a result of the service of Mr. Cochran on the
Board.

4. By virtue of the Voting Agreement dated April 14, 2022, by and among Cypress,
Earthstone, EnCap Investments L.P. ("EnCap") and certain affiliates of Warburg
Pincus, LLC party thereto (the "Warburg Parties"), the Reporting Persons, EnCap
Investments L.P. and the Warburg Parties (as defined in the Voting Agreement)
may be deemed to constitute a group for purposes of Rule 13d-3 under the
Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Reporting
Person expressly disclaims any beneficial ownership of shares of Class A Common
Stock or any other equity security beneficially owned by EnCap Investments L.P., the Warburg Parties or any of their respective affiliates.